SUPPLEMENT DATED MAY 1, 2005 TO

PROSPECTUS DATED MAY 25, 2004 OF

PDC 2004-2006 DRILLING PROGRAM

This sticker represents a supplement to the prospectus, dated May 25, 2004 (the "Prospectus") of PDC 2004-2006 Drilling Program (the "Program").  The Prospectus is to be used solely for informational purposes and may not be used for the offer or sale of the Program's securities.  The Prospectus constituted a statutory prospectus under the federal securities laws through April 30, 2005.  The Program is currently preparing a post-effective amendment which it plans to file with the SEC during May to update the Prospectus in accordance with the requirements of the Securities Act of 1933.  Upon clearance by the SEC of the post-effective amendment and the accompanying prospectus, the Program will print final prospectuses, which at that time will constitute statutory prospectuses under the Securities Act.  At that time, offers and sales of the Program's securities will be made solely by that prospectus.

No offers or sales may be made by this Prospectus.  Offers and sales can be made only by means of a statutory prospectus.  The Program and its sponsors expressly forbid the use of the Prospectus for any purpose other than to provide information to educate the reader about the substance of the Program and the business enterprise described in the Prospectus.

Supplement dated May 1, 2005